Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
TTEC Canada Solutions, Inc.	Canada
TTEC Digital, LLC (fka TTEC Technology, LLC)	Colorado, USA
Percepta, LLC	Delaware, USA
TTEC Consulting Pty Ltd (Australia) (f/k/a rogenSi Pty Ltd.)	Australia
TTEC Consulting (UK) Limited (fka rogenSi Limited)	England
TTEC Eastern Europe EAD (f/k/a TeleTech Eastern Europe EAD)	Bulgaria
TTEC Brasil Servicos Ltda. (f/k/a TeleTech Brasil Servicos Ltda.)	Brazil
TeleTech Customer Care Management Philippines, Inc.	Philippines
TTEC Europe B.V. (f/k/a TeleTech Europe B.V.)	Netherlands
TTEC Financial Services Management, LLC (fka TeleTech Financial Services Management, LLC)	Delaware, USA
TTEC Government Solutions, LLC (fka TeleTech Government Solutions, LLC)	Colorado, USA
TTEC Healthcare Solutions, Inc. (fka TeleTech Healthcare Solutions, Inc.)	Delaware, USA
TTEC International Pty Ltd (fka TeleTech International Pty Ltd)	NSW, Australia
TTEC CX Solutions Mexico, S.A. de C.V. (f/k/aTeleTech Mexico, S.A. de C.V.)	Mexico
Servicios y Administraciones del Bajio, S. de R.L. de C.V.	Mexico
TTEC Solutions New Zealand (f/k/a TeleTech New Zealand)	New Zealand
TTEC Services Corporation (fka TeleTech Services Corporation)	Colorado, USA
Motif India Infotech Private Limited	India
TTEC B.V.	Netherlands
TTEC (UK) Solutions Limited	United Kingdom
TTEC Technology Ireland, Limited	Ireland
TTEC Customer Care Management (Ireland) Limited	Ireland
Aegean TTEC Solutions Single Member IKE	Greece
Peppers and Rogers Group Pazarlama Hizmetleri Ticaret A.S.	Turkey
Peppers and Rogers Group (Middle East) FZ-LLC	Dubai